Exhibit 10.1

Annual Incentive Plan

Effective January 1, 2019

CF INDUSTRIES HOLDINGS, INC. ANNUAL INCENTIVE PLAN
(Effective as of January 1, 2019)

1.         Purpose.  CF Industries Holdings, Inc. (the “Company”) has established the CF Industries Annual Incentive Plan (the “AIP”), effective for periods beginning on and after January 1, 2019, for the purpose of supporting the accomplishment of the Company’s financial and strategic objectives. In doing so, the AIP is designed to:

•                  Closely align the compensation of AIP participants with the financial interests and expectations of the Company’s stockholders.

•                  When combined with base salaries, provide opportunities for participants to earn competitive levels of direct cash compensation in order to attract and retain high-performing management employees.

•                  Define an appropriate portion of management compensation as being “at risk”, thereby providing enhanced opportunities for pay for performance.

2.         Definitions. Capitalized terms used herein shall have the following meanings:

(a)                                 “Affiliate” means a corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes of the AIP, an ownership interest of more than fifty percent (50%) shall be deemed to be a controlling interest.

(b)                                 “Administrator” means the Committee. The term Administrator shall include, with respect to any authority delegated to them pursuant to the AIP, officers of the Company to whom the Committee may from time to time delegate authority hereunder as provided in subsection 3(d).

(c)                                  “AIP Bonus” means the amount of the annual bonus for a given Performance Year payable to a Participant, as determined by the Administrator in accordance with the AIP Bonus Formula and in accordance with the terms and conditions of the AIP and the Bonus Formula Methodology approved by the Administrator for the applicable Performance Year. An AIP Bonus is not payable to a Participant until it is earned and vested in accordance with the terms of the AIP.

(d)                                 “AIP Bonus Formula” means, for a Performance Year, the methodology to be used to calculate the AIP Bonus for each Participant, as set forth in the Bonus Formula Methodology for such Performance Year. Application of the AIP Bonus Formula in the calculation of any AIP Bonus shall be subject to the terms and conditions of the AIP and the Bonus Formula Methodology for the applicable Performance Year.

(e)                                  “Base Earnings” means a Participant’s payroll earnings received during the applicable Performance Year, including benefits paid in the form of salary continuation under the Company’s Short-Term Disability Plan.

(f)                                   “Board” means the Company’s Board of Directors.

(g)                                  “Bonus Formula Methodology” means, for any Performance Year, the methodology to be used to calculate the AIP Bonus for each Participant, as approved by the Administrator for such Performance Year.

(h)                                 “Cause” shall have the meaning ascribed to such term in the Participant’s individual employment, severance of other agreement with the Company or, if the Participant is not party to such an agreement, “Cause” shall mean (i) dishonesty in the performance of the Participant’s duties, (ii) the Participant’s malfeasance or misconduct in connection with the Participant’s duties or (iii) any act or omission which is injurious to the Company or its Affiliates, monetarily or otherwise.

(i)                                     “Code” means the Internal Revenue Code of 1986, as amended.

(j)                                    “Committee” means the Compensation and Management Development Committee of the Board and any successor committee of the Board thereto or, in the absence of such a committee or at the Board’s discretion, the full Board.

(k)                                 “Company” has the meaning set forth in Section 1.

(l)                                     “Disability” shall have the meaning ascribed to such term in the Participant’s individual employment, severance or other agreement with the Company or, if the Participant is not party to such an agreement, “Disability” shall mean participant’s inability because of ill health, physical or mental disability, to perform participant’s duties for a period of 180 days in any twelve-month period.

(m)                             “Eligible Employee” means any salaried employee of the Company or an Affiliate.

(n)                                 “Job Elimination” means the Participant’s termination of employment resulting from the Company’s determination that the job held by the Participant is obsolete.

(o)                                 “Participant” means, for a Performance Year, an Eligible Employee who has been granted a Target Award under the AIP for the Performance Year. An individual whose AIP Bonus under the AIP for a Performance Year is earned and vested but remains outstanding shall also be a Participant solely with respect to such earned and vested AIP Bonus.

(p)                                 “Payment Date” means the date on which the AIP Bonus for a Performance Year is paid to a Participant, which date shall be in the calendar year following the last day of the Performance Year and as soon as practicable after the Administrator determines the amount of the AIP Bonuses payable to Participants but no later than two and one-half (2-1/2) months following the end of the Performance Year to which the AIP Bonus relates.

(q)                                 “Performance” means the extent to which the performance targets (including, if applicable, percentage levels of performance) and other components of the AIP Bonus Formula have been achieved for a Performance Year.

(r)                                    “Performance Year” means the Company’s fiscal year or portion thereof specified by the Administrator as the period over which Performance is to be measured pursuant to the AIP Bonus Formula for that period. Unless otherwise specified by the Administrator, the Performance Year shall be the calendar year.

(s)                                   “Retirement” means the Participant’s termination of employment, other than for Cause, death or Disability, following the attainment by the Participant of at least age fifty five (55) with five (5) years of continuous service with the Company as of the date of such termination of employment.

(t)                                    “Section 409A” has the meaning set forth in Section 9.

(u)                                 “Target Award” means an amount assigned to a Participant (specified as such or expressed as a percentage of Base Earnings or otherwise determined pursuant to a formula) that such Participant potentially may earn as an AIP Bonus in respect of a specified Performance Year at the targeted level of Performance. A Target Award constitutes only a conditional right to receive an AIP Bonus and does not guarantee receipt of an AIP Bonus or any level of AIP Bonus based on Performance or otherwise.

(v)                                 “Termination Date” means the date on which the Participant’s employment with the Company and its Affiliates terminates for any reason. A transfer of a Participant’s employment between and among the Company or an Affiliate shall not be deemed to constitute a termination of employment for purposes of the AIP.

3.         Administration.

(a)                                 Authority of the Administrator. The AIP shall be administered by the Administrator, which shall have full and final authority and discretion, in each case subject to and consistent with the provisions of the AIP and any applicable laws or regulations, to:

(i)                                     select, or determine the method of selecting, Eligible Employees who will receive the grant of a Target Award under the AIP for a Performance Year (and thereby become a Participant in the AIP for such Performance Year);

(ii)                                  establish the AIP Bonus Formula for a Performance Year;

(iii)                               grant Target Awards to Participants and determine the amount of AIP Bonuses to be paid under the AIP for any period;

(iv)                              modify the AIP Bonus Formula, any Target Award or, prior to the date on which it is earned and vested, any AIP Bonus otherwise payable under the AIP, whether based on the AIP Bonus Formula, Performance or otherwise, including decreasing such amounts as described herein;

(v)                                 adopt such rules, regulations and guidelines for interpreting, implementing and administering the AIP as it deems necessary or proper;

(vi)                              conclusively construe and interpret the AIP documents and correct defects, supply omissions or reconcile inconsistencies therein;

(vii)                           employ attorneys, consultants, accountants, and other persons in connection with the administration of the AIP; and

(viii)                        make all other decisions and determinations as the Administrator may deem necessary or advisable for the administration of the AIP.

(b)                                 Binding Effect of Administrator Actions. All actions taken and all interpretations and determinations made by the Administrator with respect to the AIP shall be final and binding upon the Participants, the Company and all other interested persons.

(c)                                  Manner of Exercise Administrator Authority. The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, shall not be construed as limiting any power or authority of the Administrator.

(d)                                 Delegation of Authority. The Administrator may delegate to one or more officers or managers of the Company or an Affiliate, or committees thereof, the authority, subject to such terms as the Administrator shall determine, to perform such functions, including administrative functions, as the Administrator may determine, to the extent that such delegation is permitted under the applicable provisions of the Delaware General Corporation Law and the provisions of the AIP.  Unless and until otherwise determined by the Committee, the Chief Executive Officer of the Company shall be delegated all of the authority of the Administrator under the AIP with respect to Eligible Employees who are not executive officers of the Company.

(e)                                  Limitation of Liability. Each person acting in their capacity as Administrator, and each person acting pursuant to authority delegated by the Administrator, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or its Affiliates, or the Company’s independent auditors, consultants or other agents assisting in the administration of the AIP. Each person acting as the Administrator or pursuant to authority delegated by the Administrator, and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Administrator or a delegate, shall not be personally liable for any action or determination taken or made in good faith with respect to the AIP and shall, to the fullest extent permitted by law and the Company’s By-Laws, be fully indemnified and protected by the Company with respect to any such action or determination.

(f)                                   Local Laws and Rules. Without limiting the generality of the duties and authorities granted to the Administrator under the AIP, the Administrator may establish rules and regulations for grants of Target Awards and AIP Bonuses to nationals of countries other than the United States that may differ from the rules and regulations for grants of Target Awards and AIP Bonuses to other persons if, in the judgment of the Administrator, such differences are necessary or desirable to foster and promote achievement of the purposes of the AIP (including compliance with provisions of laws in other countries or jurisdictions in which the Company or an Affiliate operates or in which a Participant is employed or performs services).

(g)                                  Adjustment to Payments. Notwithstanding anything to the contrary contained herein, the Administrator shall have the authority to change the Target Award of any Participant based upon the recommendation of the Participant’s manager or any of his or her direct or indirect supervisors (including, without limitation, the Chief Executive Officer). The Company retains the right to withhold any payment amounts determined hereunder (whether or not such amounts are earned and vested) from any Participant who violates any Company policy and to treat such withheld payments as forfeited by the Participant. Notwithstanding any other provision of the AIP or the applicable Bonus Formula Methodology for any Performance Year to the contrary, the Administrator may, in its sole and absolute discretion, adjust the amount of a Target Award or amend or cancel an AIP Bonus, in either case prior to the date on which the AIP Bonus is earned and vested. In addition, the Administrator, in its sole and absolute discretion, is authorized to make adjustments in the terms and conditions of, and the performance targets and other criteria included in, the AIP Bonus Formula.

4.         Participation.  Eligible Employees selected to participate in the AIP will be “Participants” for the specified Performance Year. An Eligible Employee who is not selected to participate in the AIP for a specified Performance Year shall not be entitled to any AIP Bonus under the AIP for such Performance Year and shall not be a Participant for such Performance Year. Unless otherwise provided by the Administrator, any Eligible Employee who has been selected for participation in the AIP for a Performance Year shall become a Participant as of the first day of such Performance Year; provided, however, that if an individual who is selected for participation is not an Eligible Employee as of the first day of the Performance Year, such individual shall become a Participant on the date specified by the Administrator (but in no event prior to the date on which such individual is an Eligible Employee).

5.         Establishment of AIP Bonus Formula and Target Awards.

(a)                                 Establishment of AIP Bonus Formula. Within the first ninety (90) days of the Performance Year, the Administrator shall establish the AIP Bonus Formula for the Performance Year.

(b)                                 Establishment of Target Awards. For each Performance Year, the Administrator shall designate, for each Participant, such Participant’s Target Award. Target Awards will be denominated in cash and all AIP Bonuses will be payable in cash.

(c)                                  Newly Eligible Participants. In the case of an Eligible Employee who becomes a Participant after the beginning of a Performance Year, the Administrator shall designate such individual’s Target Award for the portion of the Performance Year remaining after he or she becomes a Participant.

(d)                                 Written Determinations. Determinations by the Administrator under this Section 5, including Target Awards for each Participant, the level of Performance for the Performance Year and the amount of the AIP Bonus for each Participant shall be recorded in writing as determined in such form as the Administrator may determine.

6.         Determination of AIP Bonus; Earning and Payment of AIP Bonus.

(a)                                 Determination of AIP Bonus. As soon as practicable after the end of the Performance Year and prior to the Payment Date, the Administrator shall determine the amount of the AIP Bonus to be paid to each Participant for the Performance Year. Subject to the terms and conditions of the AIP, the AIP Bonuses shall be determined in accordance with the AIP Bonus Formula for the Performance Year.

(b)                                 Eligibility.  Unless otherwise specifically provided in the AIP or determined by the Administrator (or otherwise specifically provided under a separate agreement, plan or policy conferring rights on the Participant), (i) the AIP Bonus for an applicable Performance Year shall be earned and vested as of the completion of such Performance Year and only with respect to a Participant who remains employed by the Company or an Affiliate through the end of such Performance Year and (ii) a Participant whose Termination Date occurs during any Performance Year shall not be entitled to payment of an AIP Bonus for such Performance Year and the Participant shall have no further rights under the AIP for such Performance Year.

(c)                                  Payment of AIP Bonus. Any AIP Bonus earned for a Performance Year shall be paid by the Company, or the Affiliate that employs the Participant, no later than the Payment Date for such Performance Year.

(d)                                 Leaves of Absence. If a Participant was on an approved leave of absence during any Performance Year but has returned to active employment status as of the Payment Date, the Participant’s AIP Bonus for the Performance Year shall be paid as follows: (i) if the Participant was on an approved short-term disability leave during the Performance Year, the Participant shall receive an AIP Bonus based on the Participant’s Base Earnings paid to the Participant during the Performance Year, and (ii) if the Participant was on an approved long-term disability leave during the Performance Year, the Participant shall receive a pro-rated AIP Bonus determined based on the Participant’s Base Earnings paid to the Participant during the portion of the Performance Year that the Participant was not on such leave of absence, and any amounts paid to the Participant during such leave of absence will be excluded from the Participant’s Base Earnings for purposes of calculating the pro-rated amount of the AIP Bonus.

(e)                                  Special Rules for Death, Retirement, Job Elimination or Disability. Notwithstanding the provisions of subsection 6(b), except as otherwise specifically provided in the AIP or determined by the Administrator (or otherwise specifically provided under a separate agreement, plan or policy conferring rights on the Participant), in the event that a Participant’s Termination Date occurs during a Performance Year due to his or her death, Retirement, Job Elimination or Disability:

(i)                                     the Participant’s AIP Bonus for the Performance Year shall be equal to the amount of the AIP Bonus that the Participant would have been entitled to receive for that Performance Year (determined in accordance with Section 5 and subsection 6(a)) had the Participant’s Termination Date not occurred prior to the end of the Performance Year, multiplied by a fraction, the numerator of which shall equal the total number of calendar days during the Performance Year that the Participant was employed by and actively at work for the Company and its Affiliates on or prior to his or her Termination Date, and the denominator of which shall be the number of days in such year; and

(ii)                                  such AIP Bonuses shall be paid on the Payment Date for the applicable Performance Year with respect to Participants whose Termination Date has not occurred.

(f)                                   Termination for Cause. Notwithstanding the other provisions of this Section 6, in the event a Participant’s employment is terminated for Cause, such Participant shall not be entitled to any AIP Bonus for the Performance Year during which such termination occurs, any AIP Bonus for any prior Performance Year that has not yet been paid out shall be forfeited, and the Participant shall have no further rights under the AIP upon such termination.

(g)                                  Change in Control.  In the event of a Change in Control (as defined in the 2014 Equity and Incentive Plan, or an applicable successor plan thereto), the performance goals applicable to any AIP Bonuses in the Performance Year in which the date of the Change in Control occurs shall be deemed to be achieved at the target or actual performance level, whichever is higher.

(h)                                 Determination of AIP Bonus — Low Performance Ratings and Warning Letters. In order to qualify for an AIP Bonus, a Participant’s performance rating (if applicable) is expected to be at a satisfactory level or better at time the amount of AIP Bonuses are determined.  If, during any Performance Year, a Participant is subject to a performance improvement plan, receives a low performance rating (for example, a performance rating such as “Does Not Meet Expectations,” “Unacceptable” or “Improvement Needed”) or has a “Last Warning” letter active in his or her file, any AIP Bonus payable to the Participant may be subject to forfeiture, at the sole discretion of the Administrator.

(i)                                     Deferral of AIP Bonus. A Participant, if eligible, may elect to defer all or a portion of his or her AIP Bonus under the provisions of the Company’s Supplemental Benefit and Deferral Plan, or other such similar plan as may be in effect from time to time for such purposes, provided that such elections are in place prior to January 1 of the Performance Year or within 30 days of a Participant’s participation commencement date a Participant commences participation in such plan following the first day of the applicable Performance Year; provided that all such deferrals shall be made in compliance with applicable law, including Section 409A, consistent with Section 9 below and shall be subject to all applicable taxes.

(j)                                    AIP Bonus and Employee Benefits. A Participant’s AIP Bonus shall be included in the definition of “Compensation” for purposes of calculating pension benefits for eligible participants in Supplemental B of the CF Industries Holdings, Inc. Pension Plan, CF Industries, Inc. Retirement Plan and the corresponding CF Industries Holdings, Inc. Supplemental Benefit and Deferral Plan, if the AIP Bonus is received while a Participant is an active employee. The AIP Bonus is not used in the calculation of any other employee benefits.

7.         General Provisions.

(a)                                 No Right to Employment. Neither the AIP, its adoption, its operation, nor any action taken under the AIP shall be construed as giving any employee the right to be retained or continued in the employ of the Company or any of its Affiliates, nor shall it interfere in any way with the right and power of the Company or any of its Affiliates to discharge any employee or take any action that has the effect of terminating any employee’s employment or service at any time.

(b)                                 AIP Expenses. The expenses of the AIP and its administration shall be borne by the Company.

(c)                                  AIP Not Funded; No Guarantee. The AIP is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an AIP Bonus, nothing contained in the AIP or any AIP Bonus shall give any such Participant any rights that are greater than those of a general creditor of the Company.  Participation in the AIP is a privilege, not a right, and each individual Participant’s participation in the AIP is subject to review from time to time at the discretion of the Company. Receipt of an AIP Bonus in any one year does not guarantee receipt of an AIP Bonus under the AIP in any other year.

(d)                                 Reports. The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding the AIP as may be required by any applicable law.

(e)                                  Governing Law. The AIP and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(f)                                   Nonexclusively of the AIP. The adoption of this AIP shall not be construed as creating any limitations on the power of the Company, Board or Committee to adopt such other compensation arrangements as any of them may deem desirable for any Participant or non-participating employee, including authorization of annual incentives under other plans and arrangements.

(g)                                  Severability. The invalidity of any provision of the AIP or a document hereunder shall not be deemed to render the remainder of this AIP or such document invalid.

(h)                                 Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the AIP in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Subject to the foregoing, the Company may transfer and assign its rights and obligations hereunder.

(i)                                     Tax Withholding. The Company and its Affiliates shall deduct from any payment of a Participant’s AIP Bonus or from any other payment to the Participant,

including wages, any Federal, state, local or provincial tax or charge that is then required to be deducted under applicable law with respect to the AIP Bonus or other payment or as determined by the Administrator to be appropriate under a program for withholding.

(j)                                    Non-Transferability. Any Target Award, any resulting AIP Bonus and any other right hereunder shall be non-assignable and non-transferable, and shall not be pledged, encumbered or hypothecated to or in favor of any party or subject to any lien, obligation or liability of the Participant to any party other than the Company or an Affiliate.

(k)                                 Heirs and Successors. If any benefits deliverable to the Participant under the AIP have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s Designated Beneficiary, in accordance with the provisions of the AIP. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Company in such form and at such time as the Company shall require and in accordance with such rules and procedures established by the Company. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercisable and distributed, as applicable, to the legal representative of the estate of the Participant.

(l)                                     Clawback Policy.  Any Target Award or any resulting AIP Bonus granted under the AIP is subject to any applicable recoupment or “clawback” policies of the Company, as amended from time to time, or as may be set forth in a separate agreement, plan or policy conferring rights on a Participant.

(m)                             Action by Company. Unless otherwise specified herein, any action required or permitted to be taken by the Company hereunder shall be by an officer of the Company or such other person authorized by the Committee or the Board; provided, however, that in no event shall any officer be permitted to take any action on behalf of the Company with respect to himself or herself.

8.         Amendment and Termination. The Company may modify or terminate the AIP at any time. Notwithstanding anything to the contrary herein, in the event of termination of the AIP, Performance will be determined from the beginning of the current Performance Year to the effective date of AIP termination. Based on these results, any AIP Bonuses earned will be paid in cash to Participants on a pro-rata basis within 45 days after the date of the such termination or on such other date as may be required to ensure that the payment is made in a manner that complies with the requirements of Section 409A of the Code.

9.         Section 409A. It is the intent of the Company that all AIP Bonuses under the AIP be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretative guidance issued thereunder (“Section 409A”). The provisions of the AIP shall be construed and interpreted in accordance with the foregoing. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends that the AIP be administered so as to be exempt from or in compliance with the requirements of Section 409A, neither the Company nor the Administrator represents or warrants that the AIP will comply with Section 409A or any other provision of federal, state, local or non-United States law. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest or penalties the Participant might owe as a result of participation in the AIP, and the Company and its Affiliates shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes or penalties pursuant to Section 409A.  Notwithstanding any other provision of the AIP to the contrary, if any payment or benefit hereunder is subject to Section 409A, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service) and if the Participant is a specified employee (within the meaning of Code Section 409A(a)(2)(B)) such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment (or separation from service). The determination as to whether a Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.  The time or schedule of any payment or amount scheduled to be paid pursuant to the AIP shall not be accelerated except as permitted under Section 409A and as would not result in taxation and/or tax penalties under Section 409A.